Exhibit 99.1

Update on Bond Waiver and Amendments to the Bond Terms

Dublin, 3 January 2024,

Reference is made to the updates issued by Alternus Energy Group Plc (OSE: ALT) (the “Company”) and Solis Bond Company DAC (“Solis”), an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE), a majority owned subsidiary of the Company, on 9 March 2023, 21 March 2023, 27 March 2023, 18 April 2023, 24 April 2023, 16 May 2023, 19 September 2023, 16 October 2023 and 18 December 2023 regarding the waivers of the financial covenants and extension of the maturity date sought from the bondholders in Solis’ FRN senior secured EUR 200,000,000 green bonds 2021/2024 (ISIN NO0010914914).

The Company and Solis are pleased to announce that the bondholders have voted to approve the resolutions for the extension of the waivers and the maturity date to the Bond Terms, as previously attached to the Company’s notice filed on 18 December 2023.

About Alternus Energy Group:

The Company is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through ALternus Clean Energy, Inc. (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo exchange and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.